FIRST ADDENDUM TO FUND PARTICIPATION AGREEMENT

THIS FIRST ADDENDUM TO FUND PARTICIPATION AGREEMENT (“Addendum”) is by and between PHOENIX LIFE INSURANCE COMPANY (“Insurer”) and FEDERATED SECURITIES CORP. (“FSC”).

WITNESSETH:

WHEREAS, FSC, Federated Insurance Series and Insurer are parties to that certain Fund Participation Agreement dated as of July 15, 1999 (as amended from time to time, the “Fund Participation Agreement”);

WHEREAS, FSC and Insurer desire to enter into this Addendum to describe certain supplemental payment arrangements between Insurer and FSC;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Effective as of the effective date referenced on Exhibit A attached hereto FSC shall pay Insurer supplemental payments (“Supplemental Payments”) at the annual rates listed in Exhibit A attached hereto on the aggregate average monthly net asset value of Shares held in accounts of the Funds listed in Exhibit A attached hereto for which Insurer provides services under the Fund Participation Agreement and which are attributed to Insurer under dealer number (“Dealer Number”) referenced on Exhibit A.

2. Any Supplemental Payments shall be paid in accordance with each Fund’s regular payment schedules, but no less frequently than quarterly.

3. The Supplemental Payments described herein are for the administrative services being performed pursuant to the terms of the Fund Participation Agreement and are in addition to any payments made for such administrative services under the Fund Participation Agreement. The Supplemental Payment described herein shall be paid from the assets of FSC or an affiliate and not from the assets of any Fund.

4. The parties acknowledge that the Supplemental Payments are not paid for inclusion in any “preferred provider” or similar preferred marketing program.

5. This Addendum does not relieve either party from any obligations under the Fund Participation Agreement. This Addendum supersedes any prior supplemental payment agreements between the parties (not including any supplemental payment arrangements set forth in Schedule 1 to the Fund Participation Agreement).

6. In connection with the receipt of the Supplemental Payments, Insurer and FSC shall comply with all federal and state laws and all applicable rules and regulations issued by agencies having supervisory authority over the Insurer and FSC, respectively. Insurer represents and warrants to FSC that, if required by Applicable Law, appropriate steps have been taken to notify Insurer’s contract owners of the existence of the arrangement described herein.

7. This Addendum shall be effective as of the date executed by FSC.

8. This Addendum may be terminated by any party without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate, and shall terminate automatically upon termination of the Insurer Agreement.

9. This Addendum may be amended only by a written instrument signed by both parties, provided that FSC may amend the Fund(s), the Supplemental Payments and the Dealer Number(s) subject to this Addendum, at any time, upon written notice to Insurer in accordance with the notice provision set forth in the Fund Participation Agreement.

10. Unless otherwise specified, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Fund Participation Agreement.

IN WITNESS WHEREOF, this Addendum has been executed as of the date set forth below by a duly authorized officer of each party.

PHOENIX LIFE INSURANCE COMPANY		FEDERATED SECURITIES CORP.

By:	/s/ John R. Flores	By:	/s/ Thomas E. Territ

Name:	John R. Flores	Name:	Thomas E. Territ

Title:	VP	Title:	President

Date:	1-13-10	Date:	1/19/10

EXHIBIT A

LIST OF FUNDS AND SUPPLEMENTAL PAYMENT RATES

Dealer Numbers	Effective Date
50302	The effective date of the Addendum

Fund	Share Class	Supplemental Payment Rate
(Portfolio name if series fund; see prospectus for entire fund name)			Effective Date
Federated Prime Money Fund II	P	0.05%	The effective date of the Addendum